EXHIBIT 99.1

Warren Resources Announces Fourth Quarter and Full-Year 2011 Results

NEW YORK, March 6, 2012 (GLOBE NEWSWIRE) -- Warren Resources, Inc. (Nasdaq:WRES) today reported its fourth quarter and full-year 2011 financial and operating results. For the year ended December 31, 2011, Warren reported record net income of $21.6 million, or $0.30 per diluted share, compared to net income of $20.4 million for the year in 2010, or $0.29 per diluted share.

For the fourth quarter of 2011, Warren reported net income of $3.0 million, or $0.04 per diluted share, compared to net income of $0.3 million for the fourth quarter of 2010, or $0.00 per diluted share.

In announcing the results, Norman F. Swanton, Chairman and Chief Executive Officer, commented, "We are in a strong financial position thanks to our continued drilling success in California. As a result of drilling 17 new oil wells in California, our proved oil reserves increased by 46% during 2011 to 15 million barrels. Assuming $80 per barrel average realized oil pricing in California (although current Midway Sunset pricing is $110 per barrel), we anticipate that the nine Tar formation wells drilled in 2011 will achieve payout in approximately one year, while the seven first-ever Ranger and Upper Terminal formation sinusoidal wells will payout in 1 to 2 years. Estimated ultimate recoveries of 100,000-200,000 barrels of oil per well are expected. Our first-ever Ford formation well was also drilled in 2011, and we are currently designing a 50 to 60 producer and 20 to 30 water injector well development program. Importantly, we gained essential knowledge to advance the Ranger, Upper Terminal and Ford oil reservoirs from concept-stage to full-field development. As a result of the success of the 2011 drilling program, Warren exited 2011 at over 3,300 gross barrels of oil per day (BOPD) at our two Wilmington Field units and, with additional 2012 drilling of producers and water injectors, should allow for significant increased production and reserves in future years.

While growing our oil production and reserves at the Wilmington Townlot Unit (WTU) and the North Wilmington Unit (NWU) are our top priority, we are now in a position to consider attractive acquisitions in basins where we can execute on our advanced horizontal drilling expertise and profitably grow oil production and reserves. Also, we had water injection permitting challenges in 2011, but we rose to the task and most of those issues are now behind us. Additionally, to protect 2012 cash flows, we have in place $90 Brent Crude Puts covering 499,995 barrels and $70 Nymex Puts covering 275,000 barrels for the remainder of 2012."

Full Year 2011 Results

For the year ended December 31, 2011, total oil and gas revenue increased by 17% to $103.4 million compared to $88.3 million in 2010, while cash flow from operations increased by 3% to $46.8 million from $45.3 million in 2010. These increases were due to 28% higher realized oil prices in 2011.

Total operating expenses increased 15% to $76.0 million compared to $66.2 million during 2010. Lease operating expenses (LOE) increased 6% to $30.6 million from $28.8 million in 2010, primarily due to higher property taxes in California and accelerated well abandonment costs. Also, depletion, depreciation and amortization (DD&A) expense increased by 39% to $30.5 million due to a reduction in proved gas reserves and an increase in estimated future development costs associated with an increase in proved oil undeveloped reserves.

General and Administrative (G&A) expenses decreased by 4% to $14.8 million in 2011, compared to $15.4 million in 2010. This decrease in G&A primarily reflects a decrease in stock option expense. Total stock option expense for 2011 was $1.5 million.

The net loss on derivative financial instruments was $2.7 million during the year ended December 31, 2011, which was comprised of $12.2 million realized cash loss on oil and gas commodity price derivatives and a $9.5 million unrealized non-cash gain on oil and gas commodity price derivatives.

Detailed fourth quarter and year-end 2011 production and proved reserves, and operational updates for the fourth quarter and full year 2011 were provided in the Company's January 26, 2012 press release.

Fourth Quarter of 2011 Results

For the quarter ended December 31, 2011, total oil and gas revenue increased by 21% to $27.3 million compared to $22.6 million in 2010, while cash flow from operations increased by 26% to $14.6 million from $11.5 million in 2010. These increases were due to 20% higher oil prices and a 7% increase in oil and gas production in the fourth quarter of 2011.

Total operating expenses were $20.2 million during the fourth quarter of 2011 compared to $17.4 million during the fourth quarter of 2010. LOE decreased by 13% to $6.3 million in the fourth quarter of 2011 compared to $7.2 million during the same period in 2010. This was primarily attributable to decreased abandonment costs during the quarter. DD&A increased 54% to $9.9 million for the three months ended December 31, 2011, or $21.45 per barrel of oil equivalent (BOE) due to a reduction in proved gas reserves and an increase in estimated future development costs associated with an increase in proved oil undeveloped reserves.

G&A expenses increased by 6% to $4.0 million for the fourth quarter of 2011 compared to $3.7 million for the fourth quarter of 2010. This increase in G&A was due primarily to an increase in the incentive bonus accrual. Non-cash stock-based compensation expense was $0.4 million for the three months ended December 31, 2011 and $0.5 million for the three months ended December 31, 2010.

The net loss on derivative financial instruments was $3.0 million during the three months ended December 31, 2011, which was comprised of a $2.6 million realized loss on cash settled oil and gas commodity price derivatives and $0.4 million for an unrealized mark-to-market, non-cash loss on oil and gas commodity price derivatives.

2011 Year-End Debt and Liquidity

On December 15, 2011, Warren entered into the new, five-year $300 million senior credit facility with Bank of Montreal, as Administrative Agent, with an initial borrowing base of $130 million. At December 31, 2011, the Company had $89.5 million outstanding under the senior credit facility, with $40.5 million of borrowing capacity available. At December 31, 2011, Warren was, and currently is, in full compliance with all covenants under its senior credit facility. The Company will undergo its semi-annual borrowing base redetermination in April 2012.

2011 Capital Expenditures

Capital expenditures for 2011 were $77.2 million. The capital expenditures were allocated: $46.0 million to drilling and development operations in the Wilmington Field oil properties in California, $12.4 million for facilities improvements and infrastructure costs in California, $9.8 million relating to drilling and stimulating wells and development operations in our coalbed methane natural gas properties in Wyoming and $2.1 million for infrastructure costs in Wyoming. Additionally, we spent $7.0 million on drilling rig assembly and improvement items.

For the year 2011, Warren has drilled and completed 17 new wells in the WTU, consisting of 9 Tar wells, 4 Upper Terminal (UT) wells, 3 Ranger wells, and 1 Ford well.

During the fourth quarter of 2011 the Company drilled and completed 10 wells in the WTU in California, consisting of 2 sinusoidal horizontal wells in the Ranger formation, 2 sinusoidal horizontal wells in the Upper Terminal formation, 5 wells in the Tar formation and one well in the deeper Ford formation.

For the year 2011, Warren has drilled and completed 26 gross (10.4 net) new CBM wells in Wyoming at a total cost of $7.6 million. Currently, these wells are dewatering.

Capital Spending Plan for 2012

The Company intends to fund 2012 capital expenditures primarily with cash flow from operations. Based on the 2012 commodity price outlook and hedge positions, the Company forecasts a 2012 capital expenditure budget of approximately $68 million in California. The Company will make a decision on 2012 capital expenditures for Wyoming after it completes its evaluation of the Niobrara oil potential and natural gas pricing. The amount and allocation of actual capital expenditures will depend on a number of factors, including oil and gas prices, regulatory and environmental approvals, agreements among various working interest owners, drilling and service costs, timing of drilling wells, variances in forecasted production and acquisition opportunities.

California Plan

During 2012, Warren plans to drill 6 Tar horizontal producers, 5 Upper Terminal sinusoidal producers, 4 Ranger sinusoidal producers and 2 Ford vertical producers in the WTU. Additionally, Warren plans to drill 2 Tar vertical injectors, 2 Ford vertical injectors and 2 Ranger sinusoidal injectors. Warren also plans to convert 6 UT producers to injectors in the WTU to support our growing sinusoidal well development program.

In the NWU, assuming the Company receives the necessary water injection approvals, Warren plans to drill 3 sinusoidal producers in the Ranger formation and 3 sinusoidal injectors in the fourth quarter of 2012.

The 2012 WTU capital budget consists of $37.5 for drilling and $10.9 million for facilities improvements and other infrastructure costs. Warren plans to spend approximately $10.2 million for drilling and $6.7 million on infrastructure improvements in the NWU in 2012. Additionally, the Company will be performing 3-D seismic mapping of the WTU and NWU geological formations at a budgeted cost of approximately $3.0 million.

Hedging Update

For 2012, Warren has entered into several financial derivative contracts to hedge our exposure to commodity price risk associated with anticipated future oil and gas production. The Company has placed downside hedge protection on approximately 79% of its total estimated 2012 net oil production. As of the date hereof, the Company owns WTI Nymex put options with an exercise price of $70 per barrel for 275,000 barrels of oil and Brent Crude indexed put options with an exercise price of $90 per barrel for 499,995 barrels of oil.

2012 Guidance

Warren provides the following forecast for net production and capital expenditures based on the information available at the time of this release. Please see the forward-looking statement at the end of this release for more discussion of the inherent limitations of this information.

	First Quarter ending March 31, 2012	Year ending December 31, 2012
Production:
Oil (MBbl)	240 - 250	1,050 - 1,150
Gas (MMcf)	1,150 – 1,250	4,600 – 5,000
Oil Equivalent (Mboe)	432 - 458	1,817 - 1,983

Financial and Statistical Data Tables

Following are financial highlights for the comparative fourth quarters and annual periods ended December 31, 2011 and 2010. All production volumes and dollars are expressed on a net revenue interest basis.

Warren Resources, Inc.
Consolidated Statements Of Operations

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(in thousands, except per share information)		(in thousands, except per share information)
Operating Revenues
Oil and gas sales	$27,280	$22,587	$103,371	$88,275

Operating Expenses
Lease operating expenses and taxes	6,302	7,213	30,637	28,845
Depreciation, depletion and amortization	9,935	6,462	30,517	21,993
General and administrative	3,972	3,741	14,819	15,358

Total operating expenses	20,209	17,416	75,973	66,196

Income from operations	7,071	5,171	27,398	22,079

Other income (expense)
Interest and other income	15	22	77	247
Interest expense	(1,095)	(851)	(3,188)	(3,500)
Gain (loss) on derivative financial instruments	(2,992)	(3,989)	(2,726)	1,528
Total other expense	(4,072)	(4,818)	(5,837)	(1,725)
Income before income taxes	2,999	353	21,561	20,354
Deferred income tax expense (benefit)	(2)	39	(78)	(29)
Net income	3,001	314	21,639	20,383
Less dividends and accretion on preferred shares	2	2	10	18

Net income applicable to common stockholders	$2,999	$312	$21,629	$20,365

Income per share - Basic	$0.04	$0.00	$0.31	$0.29
Income per share - Diluted	$0.04	$0.00	$0.30	$0.29

Weighted average common shares outstanding - Basic	70,887	70,612	70,831	70,383
Weighted average common shares outstanding - Diluted	71,829	71,929	72,047	71,429

Production:
Gas - MMcf	1,300	1,169	5,020	4,652
Oil - MBbls	247	240	911	969
Total Equivalents (MBoe)	463	435	1,748	1,744
Realized Prices:
Gas - Mcf	$3.47	$3.51	$3.98	$4.09
Oil - Bbl	92.37	76.99	91.53	71.47
Total Equivalents (Boe)	$58.89	$51.94	$59.14	$50.61

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(in thousands)		(in thousands)
Net cash flow provided by operating activities:
Cash flow from operations	$14,571	$11,525	$46,756	$45,321
Changes in working capital accounts	(61)	1,250	(1,873)	(937)
Cash flow from operations before working capital changes	$14,510	$12,775	$44,883	$44,384

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the exploration, development and production of domestic oil and natural gas reserves. Warren's activities are primarily focused on oil in the Wilmington field in California and natural gas in the Washakie Basin in Wyoming.

Forward-Looking Statements

Portions of this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. A number of factors can and will cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to, changes in oil and gas prices, changes in expected levels of oil and gas reserve estimates and production estimates, the timing and results of drilling and other development activities, governmental and environmental regulations and permitting requirements and delays, the availability of capital and credit market conditions, unsuccessful exploratory activities, planned capital expenditures, unexpected cost increases, delays in completing production, treatment and transportation facilities, the availability and cost of obtaining equipment and technical personnel, operating hazards, risks associated with the availability of acceptable transportation arrangements, unanticipated operational problems, potential liability for remedial actions under existing or future environmental regulations, changes in tax, environmental and other laws applicable to our business as well as general domestic and international economic and political conditions. All forward-looking statements are made only as of the date hereof and, unless legally required, the Company undertakes no obligation to update any such statements, whether as a result of new information, future events or otherwise. The reserve replacement ratio and finding and development cost per unit are statistical indicators that have limitations, including their predictive and comparative value. Further information on risks and uncertainties that may affect Warren's operations and financial performance, and the forward-looking statements made herein, is available in the Company's filings with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on Form 10-K under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in other public filings and press releases.

CONTACT: Warren Resources, Inc.
         Media Contact: David Fleming, 212-697-9660